EXHIBIT 10.11

Silicon Valley Bank

Amended and Restated Schedule to

Loan and Security Agreement

Borrower: Sigma Designs, Inc.

Address:   1221 California Circle

                 Milpitas, California 95035

Date:         October 31, 2003

This Amended and Restated Schedule forms part of the Loan and Security Agreement between Silicon Valley Bank and the above-borrower dated September 7, 2001, and amends and restates in its entirety the prior Schedule to Loan and Security Agreement (as previously amended, the "Original Schedule"), effective on the date hereof.

1.      CREDIT LIMIT (Section 1.1):

An amount not to exceed the lesser of: $18,000,000 at any one time outstanding (the "Maximum Credit Limit"); or the sum of (a), (b) and (c) below:

(a) Receivable Line. Loans (the "Receivable Loans") in an amount not to exceed the lesser of (i) $3,000,000, or (ii) 80% (the "Advance Rate") of the amount of Borrower's Eligible Receivables (as defined in Section 8 above); plus

(b) Securities Secured Line. Loans (the "Securities Secured Loans") in an amount not to exceed the lesser of (i) $12,000,000, or (ii) 100% of the principal amount of certificates of deposit (the "Credit Support Securities") from Silicon which are maintained with Silicon and in which Silicon has a first priority security interest perfected in a manner acceptable to Silicon; plus

(c) Nonformula Line. Loans (the "Nonformula Loans") in an amount not to exceed $3,000,000.

Combined Sublimit: The total amount of Loans available hereunder which Borrower may use to obtain Letters of Credit, Cash Management Services and FX Forward Contracts (as the foregoing terms are defined herein) shall not exceed $6,000,000 in the aggregate.

Letter of Credit Sublimit (Section 1.5): $6,000,000

Cash Management Services and Reserves: Borrower may use up to $6,000,000 of Loans available hereunder for Silicon's Cash Management Services (as defined below), including, merchant services, business credit card, ACH and other services identified in the cash management services agreement related to such service (the "Cash Management Services"). Silicon may, in its sole discretion, reserve against Loans which would otherwise be available hereunder such sums as Silicon shall determine in connection with the Cash Management Services, and Silicon may charge to Borrower's Loan account, any amounts that may become due or owing to Silicon in connection with the Cash Management Services. Borrower agrees to execute and deliver to Silicon all standard form applications and agreements of Silicon in connection with the Cash Management Services, and, without limiting any of the terms of such applications and agreements, Borrower will pay all standard fees and charges of Silicon in connection with the Cash Management Services. The Cash Management Services shall terminate on the Maturity Date.

Foreign Exchange Contract Sublimit: $6,000,000

Borrower may enter into foreign exchange forward contracts with Silicon, on its standard forms, under which Borrower commits to purchase from or sell to Silicon a set amount of foreign currency more than one business day after the contract date (the "FX Forward Contracts"); provided that (1) at the time the FX Forward Contract is entered into Borrower has Loans available to it under this Agreement in an amount at least equal to 10% of the amount of the FX Forward Contract; (2) the total FX Forward Contracts at any one time outstanding may not exceed 10 times the amount of the Foreign Exchange Contract Sublimit set forth above. Silicon shall have the right to withhold, from the Loans otherwise available to Borrower under this Agreement, a reserve (which shall be in addition to all other reserves) in an amount equal to 10% of the total FX Forward Contracts from time to time outstanding, and in the event at any time there are insufficient Loans available to Borrower for such reserve, Borrower shall deposit and maintain with Silicon cash collateral in an amount at all times equal to such deficiency, which shall be held as Collateral for all purposes of this Agreement. Silicon may, in its discretion, terminate the FX Forward Contracts at any time that an Event of Default occurs and is continuing. Borrower shall execute all standard form applications and agreements of Silicon in connection with the FX Forward Contracts, and without limiting any of the terms of such applications and agreements, Borrower shall pay all standard fees and charges of Silicon in connection with the FX Forward Contracts.

2.       INTEREST.

Interest Rate (Section 1.2):

The Receivable Loans and all other monetary Obligations (other than the Securities Secured Loans) shall bear interest at a rate equal to the "Prime Rate" in effect from time to time, plus 1.5% per annum.

The Securities Secured Loans shall bear interest at a rate equal to the interest rate on the applicable Credit Support Securities plus 0.65% per annum.

Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

"Prime Rate" means the rate announced from time to time by Silicon as its "prime rate;" it is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the best rate available at Silicon. The interest rate based on the Prime Rate shall change on each date there is a change in the Prime Rate.

Minimum Monthly Interest (Section 1.2): None.

3.       FEES (Section 1.4):

Loan Fee: $20,000, payable concurrently herewith.

4.       MATURITY DATE (Section 6.1):

October 30, 2004.

5.       FINANCIAL COVENANTS (Section 5.1):

Borrower shall comply with each of the following covenant(s). Compliance shall be determined as of the end of each month, except as otherwise specifically provided below:

Modified Quick Ratio: Borrower shall maintain a Modified Quick Ratio of not less than 2.0 to 1.0.

Profitability: Borrower will have a minimum net profit of $1 for each fiscal quarter; provided, however, Borrower may incur a net loss for one fiscal quarter per fiscal year provided such net loss does not exceed $500,000 (exclusive of the one time impairment charge (non-cash) of up to $1,000,000 associated with Borrower's investment in CMA) and provided further that Borrower has a minimum net profit of at least $1 for such fiscal year.

Definitions. For purposes of the foregoing financial covenants, the following term shall have the following meaning:

"Modified Quick Ratio" shall mean the ratio of (a) the sum of Borrower's unrestricted cash, cash equivalents and Receivables to (b) Borrower's current liabilities less the following: (i) any outstanding Securities Secured Loans and (ii) any deferred revenue.

6.       REPORTING. (Section 5.3)

Borrower shall provide Silicon with the following:

1. If any Loans are outstanding at any time during any given month, then within 30 days after the last day of such month, Borrower will deliver to Silicon a Borrowing Base Certificate, on Silicon's standard form, signed by the Chief Executive Officer, President, Chief Financial Officer or Controller of the Borrower together with aged listings, aged by invoice date, of accounts receivable and accounts payable.

2. Monthly unaudited financial statements, as soon as available, and in any event within thirty days after the end of each month.

3. Monthly Compliance Certificates, within thirty days after the end of each month, in such form as Silicon shall reasonably specify, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such month Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Silicon shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks.

4. Within 5 days of filing, copies of all reports on Form 10-Q and 10-K filed by Borrower with the Securities and Exchange Commission.

5. Annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower within thirty days prior to the end of each fiscal year of Borrower.

6. If any Loans are outstanding at any time during any given month, then within 30 days following the end of such month, Borrower shall cause Ingram Micro and such other Account Debtors as Silicon shall from time to time request, to provide Silicon with a Sell-Through Report, in form satisfactory to Silicon.

7.       COMPENSATION (Section 5.5):

Without Silicon's prior written consent, Borrower shall not pay total compensation, including salaries, withdrawals, fees, bonuses, commissions, drawing accounts and other payments, whether directly or indirectly, in money or otherwise, during any fiscal year to all of Borrower's executives, officers and directors (or any relative thereof) as a group in excess of 115% of the total amount thereof in the prior fiscal year.

8.      BORROWER INFORMATION:

Prior Names of Borrower (Section 3.2): None

Prior Trade Names of Borrower (Section 3.2): None

Existing Trade Names of Borrower (Section 3.2):None

Other Locations and Addresses (Section 3.3): None

Material Adverse Litigation (Section 3.10): None

9.       OTHER COVENANTS (Section 5.1):

Borrower shall at all times comply with all of the following additional covenants:

(1) Banking Relationship. Borrower shall at all times maintain its primary banking relationship with Silicon. Without limiting the generality of the foregoing, Borrower shall, at all times, maintain not less than 85% of its total unrestricted cash (and cash equivalents) and 85% of its total cash (and cash equivalents) and investments, on deposit with or through Silicon. As to any Deposit Accounts and investment accounts maintained with another institution, Borrower shall cause such institution, within 10 days after the date of this Loan Agreement, to enter into a control agreement in form acceptable to Silicon in its good faith business judgment in order to perfect Silicon's security interest in said Deposit Accounts and investment accounts.

(2) Subordination of Inside Debt. All present and future indebtedness of Borrower to its officers, directors and shareholders ("Inside Debt") shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on Silicon's standard form. Borrower represents and warrants that there is no Inside Debt presently outstanding. Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to Silicon a subordination agreement on Silicon's standard form.

(3) Indebtedness. Borrower shall not create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

(4) Investments. Borrower shall not directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so.

Borrower: Sigma Designs, Inc. By_______________________________ President or Vice President By_______________________________ Secretary or Ass't Secretary	Silicon: SILICON VALLEY BANK By_______________________________ Title_____________________________